Exhibit 10.S
JOHNSON CONTROLS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE 1.
PURPOSE AND DURATION
     Section 1.1. Purpose. The Johnson Controls, Inc. Executive Deferred Compensation Plan (the “Plan”) permits certain employees of the Company and its Affiliates to defer amounts otherwise payable or shares deliverable under separate bonus or equity plans or programs maintained by the Company or an Affiliate.
     Section 1.2. Duration. The Plan was originally effective on October 1, 2001, as a consolidation of the deferral features of various separate plans. The Plan was most recently amended and restated effective as of January 1, 2005. The Plan shall remain in effect until terminated by the Board pursuant to Section 9.5.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
     Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:
     (a) “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
     (b) “Act” means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.
     (c) “Administrator” means the Employee Benefits Policy Committee of the Company.
     (d) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).
     (e) “Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 6.4.
     (f) “Board” means the Board of Directors of the Company.
     (g) “Change of Control” has the meaning ascribed in Section 8.3.

     (h) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (i) “Committee” means the Compensation Committee of the Board, which shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.
     (j) “Company” means Johnson Controls, Inc., and its successors as provided in Section 9.7.
     (k) “Deferral” means the amount credited, in accordance with a Participant’s election or as required by the Plan, to the Participant’s Account in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:
(1) Annual Incentive Deferrals: A deferral of all or a portion of a Participant’s performance cash award under the annual incentive portion of the Johnson Controls, Inc. Annual and Long-Term Incentive Performance Plan (or any successor plan thereto) and, with the consent of the Administrator, any other annual bonus plan maintained by the Company or an Affiliate.
(2) Long-Term Incentive Deferrals: A deferral of all or a portion of a Participant’s performance cash award under the long-term incentive portion of the Johnson Controls, Inc. Annual and Long-Term Incentive Performance Plan (or any successor plan thereto) and, with the consent of the Administrator, any other multi-year bonus plan maintained by the Company or an Affiliate.
(3) Share Deferrals: A deferral of the Shares that would otherwise be issuable to a Participant in the form of restricted stock under any plan of the Company providing for the grant of restricted stock.
(4) Deferred Restricted Stock Dividends: A deferral of the dividends paid on restricted shares granted under any plan of the Company while such shares are subject to a period of restriction.
     (l) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (n) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.
     (o) “Investment Options” means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund) or any successor plan thereto, the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.
     (p) “Participant” means an employee of the Company or any Affiliate who is employed in the United States and is participating in the Company’s Stock Ownership Program, and any other employee of the Company or any Affiliate who is selected for participation under a Company or Affiliate plan described in paragraph (k) and who is offered the ability (or is required) to make Deferrals hereunder. Notwithstanding the foregoing, the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.
     (q) “Plan Year” means the fiscal year of the Company.
     (r) “Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates, subject to the following:
(1) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.
(2) If a Participant provides insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service. For this purpose, a Participant is not considered to be providing insignificant services if he or she provides services at an annual rate that is at least equal to twenty percent (20%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or his or her actual period of employment if less) and the annual remuneration for such services is at least equal to twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or his or her actual period of employment, if less).

(3) If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have Separated from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or his or her actual period of employment if less) and the annual remuneration for such services is at least fifty percent (50%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or his or her actual period of employment if less).
     (s) “Share” means a share of common stock of the Company.
     (t) “Share Unit Account” means the account described in Article 7, which is deemed invested in Shares.
     (u) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Article 7.
     (v) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:
(1) an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a));
(2) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or
(3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.
     (w) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.
     Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION
     Section 3.1. Effective Date. Each individual for whom an Account is maintained under the Plan as of December 31, 2004, shall continue in participation hereunder on January 1, 2005.
     Section 3.2. New Participants. Each employee of the Company or an Affiliate shall automatically become a Participant on the date he makes (or is deemed to make) a deferral election under Article IV.
ARTICLE 4.
DEFERRALS OF COMPENSATION
     Section 4.1. Annual Incentive Deferrals. A Participant may elect prior to the first day of the fiscal year of the Company or an Affiliate for which an annual incentive award is made, to have all or a part of the amount payable under his annual incentive award (but not less than $1,000) deferred under this Plan. A Participant’s election to defer an annual incentive award payment shall be effective only for the award to which the election relates, and shall not carry over from award to award. As of the first day of the fiscal year for which the award is made, the Participant’s deferral election shall be irrevocable except as provided in Section 4.5.
     Section 4.2. Long-Term Incentive Deferrals. A Participant who has been awarded a long-term incentive award may elect, prior to the first day of the final year of the performance period for such award (whether a calendar year or the fiscal year of the Company or an Affiliate, as applicable), to have all or a part of the amount payable under his long-term incentive award (but not less than $1,000) deferred under this Plan. A Participant’s election to defer a long-term incentive payment shall be effective only for the award to which the election relates, and shall not carry over from award to award. As of the first day of the final fiscal year of the performance period for such award, the Participant’s deferral election shall be irrevocable except as provided in Section 4.5.
     Section 4.3. Deferral of Restricted Stock. A Participant may elect prior to or within the first thirty (30) days following the date the Company grants share of restricted stock to defer all or any portion of the restricted stock awarded to such Participant; provided the first vesting date for such restricted stock award is thirteen (13) months from the grant date. A Participant’s election to defer restricted stock shall be effective only for the Shares to which the election relates, and shall not carry over from award to award. Share Deferrals shall be subject to the same risk of forfeiture as the restricted shares to which such Deferrals relate. As of the date on which the shares of restricted stock would have been granted, the Participant’s deferral election shall be irrevocable except as provided in Section 4.5; provided that, if the Share Deferrals vest within thirteen (13) months following the date of grant of the restricted stock, then if and to the extent required by Code Section 409A, such deferral election shall be cancelled and the restricted stock shall be delivered to the Participant on such vesting date.
     Section 4.4. Deferral of Dividends on Restricted Stock. All cash dividends paid with respect to restricted stock granted by the Company to a Participant while such stock is subject to a period of restriction shall be automatically deferred as Deferred Restricted Stock Dividends. Deferred Restricted Stock Dividends shall be subject to the same risk of forfeiture as the restricted shares to which such Deferrals relate.
     Section 4.5. Cancellation of Deferral Elections. If a Participant receives a distribution due to an Unforeseeable Emergency and requests cancellation of his or her deferral elections under Section 4.1, 4.2 or 4.3, or if the Administrator determines that such deferral elections must be cancelled in order for the Participant to receive a distribution due to an Unforeseeable Emergency , then the Participant’s deferral election(s) shall be cancelled. Likewise, if required for the Participant to receive a hardship distribution under the Johnson Controls Savings and Investment (401k) Plan (or any successor plan thereto), or any other 401(k) plan maintained by the Company or an Affiliate, the Participant’s deferral election(s) shall be cancelled. A Participant whose deferral election(s) are cancelled pursuant to this Section 4.5 may make a new deferral election under Sections 4.1, 4.2 or 4.3 with respect to future incentive awards or restricted stock awards, as applicable, unless otherwise prohibited by the Administrator.
     Section 4.6. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.
ARTICLE 5.
HYPOTHETICAL INVESTMENT OPTIONS
     Section 5.1. Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant, provided that Share Deferrals and Deferred Restricted Stock Dividends shall be automatically deemed invested in the Share Unit Account. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%). A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator; provided that prior to November 15, 2006, Share Deferrals and Deferred Restricted Stock Dividends shall not be eligible for re-allocation out of the Share Unit Account. On and after November 15, 2006, Shares Deferrals and Deferred Restricted Stock Dividends that are vested may be re-allocated our of the Share Unit Account, subject to any restrictions on re-allocation as may be imposed by the Company. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, the Participant’s Account (to the extent the Plan does not require Deferrals to be allocated to the Share Unit Account) shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan (or any successor plan thereto).
     On each Valuation Date, the Administrator (or its designee) shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each

Participant’s Account. Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
     Section 5.2. Allocations to Investment Options.
     (a) Incentive Deferrals. Annual and Long-Term Incentive Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals would have otherwise been paid to the Participant.
     (b) Share Deferrals. Share Deferrals will be credited to a Participant’s Share Unit Account as of the date the Participant would have otherwise been issued shares of restricted stock.
     (c) Deferred Restricted Stock Dividends. Whenever the Company declares a cash dividend on its Shares at a time when a Participant is deemed to have Deferred Restricted Stock Dividends, a dividend award shall be made to such Participant as of the date the dividend is paid to the Company’s shareholder. The dividend award for a Participant shall be determined by multiplying the number of restricted shares held by such Participant on the date the dividend is declared by the amount or Fair Market Value of the dividend paid on one Share. All such dividend awards shall be credited to a Participant’s Share Unit Account as of the date of the dividend payment.
     Section 5.3. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.2, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.3 to Participants who are not subject to Section 16 of the Exchange Act.
     Section 5.4. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits. In any event, the Company or an Affiliate may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate. Any such assets, including Company stock, shall be and remain the sole property of the employer that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE 6.
DISTRIBUTION OF ACCOUNTS
     Section 6.1. Form of Distribution . A Participant, at the time he makes an initial deferral election under the Plan pursuant to any provision of Article 4, may elect the form of distribution with respect to each of the following sub-accounts:
     (a) Annual Incentive Deferrals, including interest, earnings or losses thereon.
     (b) Long-Term Incentive Deferrals, including interest, earnings or losses thereon.
     (c) Share Deferrals, as adjusted for gains or losses thereon.
     Such election shall be made in such form and manner as the Administrator may prescribe, and shall be irrevocable. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a distribution election with respect to a particular subaccount, payment shall be made in ten (10) annual installments.
     No election shall be made with respect to Deferred Restricted Stock Dividends, which are automatically paid in a lump sum when the related restricted shares vest.
     Section 6.2. Time of Distribution.
     (a) Separation from Service. Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account.
     (b) Payment of Deferred Restricted Stock Dividends. Notwithstanding anything herein to the contrary, the portion of the Participant’s Share Unit Account that is related to Deferred Restricted Stock Dividends shall be paid to the Participant at the time the shares of restricted stock to which such deferrals relate are no longer subject to a period of restriction.
     (c) Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in subsection (a) or (b) above as follows:
(1) If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(2) If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.
     Section 6.3. Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:
     (a) Lump Sum. If payment is to be made in a lump sum,
(1) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and
(2) for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
     The lump sum payment shall equal the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. Notwithstanding the foregoing, the portion of the Participant’s Share Unit Account related to Deferred Restricted Stock Dividends shall be paid as provided in Section 6.2(b).
     (b) Installments. If payment is to be made in annual installments, the first annual payment shall be made:
(1) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, in the first calendar quarter of the following year, and
(2) for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in the third calendar quarter of the following year.
     The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date.
     Notwithstanding the foregoing provisions, if the balance of a Participant’s Account at distribution date is less than fifty thousand dollars ($50,000) during the payout period, the remaining balance shall be paid in the form of a lump sum on (or as soon as practicable following) such distribution date.
     (c) Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under subsection (a) or (b) in the following circumstances:
(1) If the distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.
(2) If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
     Section 6.4. Distribution of Remaining Account Following Participant’s Death.
     (a) Distribution. In the event of the Participant’s death prior to receiving all payments due hereunder, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum as soon as practicable after the Participant’s death.
     (b) Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Participant’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.
     Section 6.5. Distribution in Event of Unforeseeable Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s vested Account may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Plan.
     Section 6.6. Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.
     Section 6.7. Offset. The Company or Affiliate shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).
ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS
     Section 7.1. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.
     Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
     Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts. No individual shall have any right to receive a distribution of Company stock under this Plan. All distributions from the Share Unit Account are made in cash.
ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY
     Section 8.1. Acceleration of Payment of Accounts. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control, each Participant, including Participants receiving installment payments under the Plan, shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account. Such payment shall be made as soon as practicable following the Change of Control.
     In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.3(a), the highest price per Share of the Company paid in such transaction or series of transactions.
     Section 8.2. Definition of a Change of Control. A Change of Control means any of the following events, provided that each such event would constitute a change of control within the meaning of Code Section 409A:
     (a) The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:
(1) Fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or
(2) Thirty-five (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”),

provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
     (b) Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director subsequent to January 1, 2005, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or
     (c) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, “a sale or other disposition of all or substantially all of the assets of the Company” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.
     For purposes of this Section 8.2, persons will not be considered to be acting as a “group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.

     Section 8.3. Maximum Payment Limitation.
     (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.
     (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

ARTICLE 9.
GENERAL PROVISIONS
     Section 9.1. Administration.
     (a) General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegatee. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegatee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegatee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.
     (b) Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegatee.
     (c) Decisions Binding. The Committee’s and Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.
     (d) Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

     (e) Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.
     Section 9.2. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
     Section 9.3. Claims Procedures.
     (a) Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee within one hundred and eighty (180) days from the date the claimant receives the distribution giving rise to the claim or knows of the facts giving rise to the claim. The Committee shall review the claim within ninety (90) days following the date of receipt of the claim; provided that the Committee may determine that an additional ninety (90)-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.
     (b) Request for Appeal. The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within sixty (60) days after claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).
     (c) ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.
     Section 9.4. Participant Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or an Affiliate. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.4. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary, or any other person.
     Section 9.5. Amendment or Termination of Plan.
     (a) Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that the Board must approve any amendment that expands the class of employees eligible for participation under the Plan, that materially increases the benefits provided under the Plan or that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s common stock is then traded . In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

     (b) Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled.
(1) The Committee may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan are distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.
(2) The Committee may terminate the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a Change of Control, provided that all substantially similar arrangements (within the meaning of Code Section 409A) sponsored by the Company are terminated, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
(3) The Committee may terminate the Plan at any other time. In such event, the balance of all Accounts will be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment mo earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within five (5) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such five (5) year period.
     Section 9.6. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and its participating Affiliates.

     Section 9.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.
     Section 9.8. Governing Law; Limitation on Actions; Dispute Resolution.
     (a) Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.
     (b) Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 9.3 are exhausted and only within period ending on the earlier of (1) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 9.3(b), or (2) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of subsection (c).
     (c) Arbitration.
(1) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate employer, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(2) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591
     The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
(3) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable complaint resolution procedure has been completed.
(4) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
(5) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
(6) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
(7) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

ADDENDUM
SPECIAL TRANSITION RULES
Pursuant to the provisions of Notice 2005-1:

1.	In reliance on the 6-month advance deferral election for performance-based compensation, the Company provided each Participant with an opportunity to file a new deferral election by March 31, 2005, with respect to each of such Participant’s Annual and Long-Term Incentive Awards that had not yet been paid as of the date the election was filed.

2.	The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2005, with respect to each of his Annual Incentive Deferrals sub-account, Long-Term Incentive Deferrals sub-account and Share Deferrals sub-account. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for each of his sub-accounts. The distribution election received by the Administrator as of December 31, 2005 is irrevocable.

3.	The Company permitted the following individuals to cancel participation in the Plan and receive a lump sum payout in 2005 of his Account Balance: John Fiori